Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

LiveOne, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, offered by the Selling Stockholders	457(c)	7,988,095	(1)	$0.72565	(2)		$5,796,562	$0.00015310	$887.45
Total Offering Amounts							$			$—
Total Fees Previously Paid										—
Total Fee Offsets										—
	Net Fee Due									$887.45

(1)	Represents shares of registrant’s common stock, $0.001 par value per share, issuable upon the conversion of the Debentures. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the registrant’s shares of common stock on July 16, 2025, as reported on The Nasdaq Global Select Market.